UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 27, 2019

Blox, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-53565	20-8530914
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5th Floor, 1177 Avenue of Americas, New York, NY	10036
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (604)-314-9293

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares	BLXX	OTC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 1.01	Entry into a Material Definitive Agreement

ITEM 3.02	Unregistered Sales Of Equity Securities.

On August 27, 2019 Blox, Inc. (“we”, “us”, “our”, the “Company”) entered into a securities purchase agreements with FirstFire Global Opportunities Fund LLC (“FirstFire”) Pursuant to the terms of the Agreement, in consideration of $67,500, the Company issued to FirstFire, on August 27, 2019, a senior secured convertible promissory note in the aggregate principal amount of $75,000. The note is due and payable 9 months following the issue date and bears interest at the rate of 5% per annum before maturity and 15% per annum after maturity. The holder may, at its option, convert all or any portion of the note into shares of the Company’s common stock at the price of $0.09 per share during the first 180 days following the issue date, provided that, subsequent to the 180 day period, the conversion price shall be the lower of $0.09 and the price that is a 50% discount to the average closing bid price of the common shares during the 25 consecutive trading days prior to conversion. However, if the closing bid price of the common shares is lower than the conversion price on the date upon which the conversion shares are delivered, then the conversion price shall be retroactively adjusted to a 50% discount to the lowest closing bid price on the delivery date. The conversion price will be subject to other price adjustments and anti-dilution mechanisms described in the convertible note.

In connection with the funding of the note, on August 19, 2019, the Company issued to FirstFire a commitment fee consisting of 150,000 shares of the Company’s common stock and a warrant to purchase up to 555,555 shares of the Company’s common stock. The warrant is exercisable for 5 years following issuance at the price of $0.135 per share, provide that the warrant may be exercised on a cashless basis if the market price of the common stock exceeds the exercise price at the time of exercise.

On August 27, 2019 the Company entered into a securities purchase agreements with Crown Bridge Partners LLC (“Crown Bridge”) Pursuant to the terms of the Agreement, in consideration of $67,500, the Company issued to Crown Bridge, on September 6, 2019, a senior secured convertible promissory note in the aggregate principal amount of $75,000. The note is due and payable 9 months following the issue date and bears interest at the rate of 5% per annum before maturity and 15% per annum after maturity. The holder may, at its option, convert all or any portion of the note into shares of the Company’s common stock at the price of $0.09 per share during the first 180 days following the issue date, provided that, subsequent to the 180 day period, the conversion price shall be the lower of $0.09 and the price that is a 50% discount to the average closing bid price of the common shares during the 25 consecutive trading days prior to conversion. However, if the closing bid price of the common shares is lower than the conversion price on the date upon which the conversion shares are delivered, then the conversion price shall be retroactively adjusted to a 50% discount to the lowest closing bid price on the delivery date. The conversion price will be subject to other price adjustments and anti-dilution mechanisms described in the convertible note.

In connection with the funding of the note, on September 6, 2019, the Company issued to Crown Bridge a commitment fee consisting of 150,000 shares of the Company’s common stock and a warrant to purchase up to 555,555 shares of the Company’s common stock. The warrant is exercisable for 5 years following issuance at the price of $0.135 per share, provide that the warrant may be exercised on a cashless basis if the market price of the common stock exceeds the exercise price at the time of exercise.

The above issuances of shares and warrants were made to two accredited investors (as that term is defined in Regulation D of the Securities Act of 1933) relying on Rule 506 of Regulation D and/or Section 4(2) of the Securities Act of 1933.

Item 9.01	Financial Statements and Exhibits.

10.1	Securities Purchase Agreement dated August 9, 2019 with FirstFire Global Opportunities Fund LLC

10.2	Convertible Promissory Note (FirstFire Global Opportunities Fund LLC) dated August 9, 2019

10.3	Common Stock Purchase Warrant (FirstFire Global Opportunities Fund LLC) dated August 9, 2019

10.4	Securities Purchase Agreement dated August 16, 2019 with Crown Bridge Partners LLC

10.5	Convertible Promissory Note (Crown Bridge Partners LLC) dated August 16, 2019

10.6	Common Stock Purchase Warrant (Crown Bridge Partners LLC) dated August 16, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Blox, Inc.

/s/ Ronald Rennie
Ronald Rennie
Chief Executive Officer
Date: September 10, 2019

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